EXHIBIT 99.1

Final - For immediate release                                                                                         CONTACT: PAUL VITEK, CFO

                                                                                                                                                                 (972) 401-0090

                                                                                                                                                                Release #03-08

CARBO CERAMICS INC. ANNOUNCES THIRD QUARTER RESULTS

Conference Call Scheduled for Today, 10:00 a.m. Central Time

Irving, Texas (October 20, 2003) -- CARBO Ceramics Inc. (NYSE: CRR), a manufacturer of ceramic proppants for use in the hydraulic fracturing of natural gas and oil wells, today announced net income of $8.1 million or $0.52 per share (on a diluted basis), on revenues of $43.3 million, for the quarter ended September 30, 2003. For the nine months ended September 30, 2003, the company reported net income of $20.3 million or $1.29 per diluted share, on revenues of $121.2 million.

Revenues for the third quarter increased 22 percent from the same period a year earlier due primarily to an increase in proppant sales volume in the U.S., Canadian and overseas markets. Third quarter revenues include $3.6 million from Pinnacle Technologies, Inc. Net income for the third quarter increased 40 percent compared to the same period a year earlier and increased 26 percent compared to this year's second quarter. Sales volume for the third quarter was 151 million pounds, the highest sales volume for any quarter in the company's history. Sales volume in the U.S. during this year's third quarter increased 14 percent compared to the same period a year earlier and 7 percent versus this year's second quarter. Demand remained at record levels in many regions of the U.S. due to higher levels of drilling and fracturing activity but continued to lag in South Texas and the Gulf of Mexico. Canadian sales volume increased 49 percent from last year's third quarter and was up 158 percent as activity increased following the unusually long seasonal decline in the second quarter. Sales outside of North America were strong in a number of regions and were led by shipments to Russia and China from the company's facility in Luoyang, China.

The gross profit margin for the third quarter was 44 percent compared to 42 percent for the same period last year. The increase in margin was due to an increase in the sale of higher-margin ceramic proppants, improved utilization of manufacturing assets, lower freight costs and a slight decrease in the cost of natural gas, which is a significant input in the company's manufacturing process. Selling, general and administrative expenses of $6.2 million for the third quarter represent an increase of $0.8 million compared to the third quarter of last year. The increase was due to distribution activities that vary with higher sales volumes, increased marketing activity and an increase in administrative expenses. Selling, general and administrative expenses totaled 14 percent of revenue for this year's third quarter compared to 15 percent of revenue for each of the first two quarters of 2003.

Year-to-date revenues increased 28 percent versus the previous year due primarily to an increase in sales volume in most major markets. Year to date revenues for 2003 include $9.9 million from Pinnacle Technologies, Inc. (acquired on May 31, 2002). Year-to-date net income also increased 28 percent versus the prior year driven by strong sales volume. The gross profit margin for the nine months ended September 30, 2003 improved to 42 percent compared to 41 percent for the same period in 2002. The improvement was due primarily to improved utilization of manufacturing assets, lower freight costs and increased sales of higher-margin ceramic proppants. Selling, general and administrative expenses for the nine-month period were $18.0 million, an increase of $4.5 million compared to the same period a year earlier. The increase in expenses was due to the addition of the expenses of Pinnacle Technologies, Inc. for the full year and increased spending related to distribution, marketing, business development and research activities.

CARBO Ceramics Third Quarter Earnings Release

October 20, 2003

C. Mark Pearson, President and Chief Executive Officer of CARBO Ceramics, stated, "We are very pleased with the performance of our business in the third quarter and for the year-to-date. Despite weakness in the South Texas market, we have continued to grow our business by penetrating new markets in the U.S. and by expanding sales in the Canadian and overseas markets. We expect to see continued strong demand for our products and services in the fourth quarter of this year but expect that sales volume will be tempered by the normal reduced hydraulic fracturing activity during the holiday seasons. We are continuing our manufacturing expansion activities. We have broken ground on the expansion project at our facility in China and we are continuing engineering evaluations on a major U.S. expansion."

As previously announced, a conference call to discuss the company's third quarter results has been scheduled for Monday, October 20, 2003 at 10:00 a.m. Central Time. To participate in the call, please dial

719-457-2679 and refer to confirmation code 716099. The call can also be accessed live or on a delayed basis via the company's Web site, www.carboceramics.com or by accessing the following URL:

http://www.vcall.com/CEPage.asp?ID=84958.

Carbo Ceramics Inc. is based in Irving, Texas.

This news release contains forward-looking statements that involve risks and uncertainties including price volatility, operation and other risks and other factors described in the company's publicly available SEC reports, which could cause actual results to differ materially from those indicated in the forward-looking statements.

- tables follow -

CARBO Ceramics Third Quarter Earnings Release

October 20, 2003

	Three Months Ended September 30		Nine Months Ended September 30
	2003	2002	2003	2002
	(In thousands except per share data)		(In thousands except per share data)
Revenues	$43,260	$35,484	$121,221	$94,446
Operating expenses:
Cost of sales	24,185	20,484	70,129	55,798
Selling, general & administrative	6,192	5,362	17,991	13,466
Start-up costs	-	437	80	548
Loss on disposal of equipment	-	-	717	-
Total operating expenses	30,377	26,283	88,917	69,812
Operating income	12,883	9,201	32,304	24,634
Net interest income	53	77	132	369
Other income (expense)	(19)	(5)	(133)	83
Income before income taxes	12,917	9,273	32,303	25,086
Income taxes	4,803	3,459	12,035	9,267
Net income	$ 8,114	$ 5,814	$ 20,268	$15,819

Earnings per share:
Basic	$0.52	$0.38	$1.31	$1.05
Diluted	$0.52	$0.37	$1.29	$1.04

Average shares outstanding:
Basic	15,562	15,351	15,522	15,077
Diluted	15,675	15,525	15,654	15,220

Depreciation and amortization	$ 2,811	$ 2,063	$ 7,656	$ 5,685

Selected Balance Sheet Information

	Sept. 30, 2003	Dec. 31, 2002
	(in thousands)
Total current assets	$ 76,748	$ 64,867
Net property, plant and equipment	114,981	111,797
Intangible assets, net	3,789	3,497
Total assets	217,358	199,610
Total current liabilities	15,189	17,940
Deferred income taxes	14,617	13,085
Shareholders' equity	187,552	168,585
Total liabilities and shareholders' equity	217,358	199,610

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